EXHIBIT 4.8

                                OPTION AGREEMENT
                          (NON-STATUTORY STOCK OPTION)


     THIS AGREEMENT is made effective as of November 15, 1996, by and between MYSTIQUE DEVELOPMENTS, INC. (the "Company") whose address is 1820 South Elena Avenue, Suite B, Redondo Beach, California 90277 and SAYED CONSULTING, INC.(the "Optionee") whose address is 14726 Ramona Ave., Suite 410, Chino, California 91710.

                                    RECITALS:

     A. As of November 15, 1996, the board of directors of the Company approved an agreement for consulting services between the Company and Sayed Consulting, Inc., effective as of October 1, 1996 (the "Consulting Agreement") pursuant to which Sayed Consulting, Inc. would be granted options to purchase Common Stock of the Company.

     B. The Optionee is desirous of obtaining a non-statutory stock option on the terms and conditions herein contained.

     IT IS THEREFORE agreed by and between the parties, for and in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, as follows:

     1. OPTION GRANTED PURSUANT TO CONSULTING AGREEMENT. The Company hereby confirms and acknowledges that it has granted to the Optionee an option to purchase Fifty Thousand (50,000) shares (the "Shares") of Common Stock of the Company (the "Option") upon the terms and conditions herein set forth and subject to the provisions of the Consulting Agreement. The Option is granted as a matter of separate agreement. The date of grant is November 15, 1996.

     2. PURCHASE PRICE. The Purchase Price of the Shares which may be purchased pursuant to the Option is $1.00 per share.

     3. OPTION TERM. The Option shall expire on October 31, 1997 unless sooner terminated under the provisions of this Agreement or the Consulting Agreement.

     4. NUMBER OF SHARES UNDER OPTION. The Option is immediately vested, and may be exercised by the Optionee to purchase all or a portion of the total number of Shares specified in paragraph 1 at any time prior to the expiration or termination of the Option.

     5. TERMINATION OF CONSULTING AGREEMENT. If the Optionee does not fulfill the terms of the Consulting Agreement, the Option shall terminate upon the Company's notice of non- performance to the Optionee.

     6. NOTICE OF EXERCISE. The Option may be exercised in whole or in part by delivering to the Company written notice of exercise, together with payment in full for the Shares being purchased upon such exercise.

     7. ISSUANCE OF STOCK CERTIFICATES. The Company will, upon receipt of such notice and payment, issue or cause to be issued to the Optionee a stock certificate for the number of Shares purchased thereby.

     8. TAXES. The Optionee hereby agrees that it is responsible for payment of the appropriate amount of federal, state and local taxes attributable to the Optionee's exercise of the Option.

     9. SECURITIES LAWS. Neither this Option nor the Shares have been registered under the Securities Act of 1933, as amended (the "Act"), or under any blue sky or other state securities laws. Optionee therefore represents and agrees that:
(i) the Option shall not be exercisable unless the purchase of Shares upon the exercise of the Option is pursuant to an applicable effective registration statement under the Act, or unless in the opinion of counsel for the Company, the proposed purchase of such Shares would be exempt from the registration requirements of the Act, and from the qualification requirements of any state securities law; (ii) upon exercise of the Option, the Optionee will acquire the Shares for its own account for investment and not with any intent or view to any distribution, resale or other disposition of the Shares; (iii) it will not sell or transfer the Shares, unless they are registered under the Act, except in a transaction that is exempt from registration under the Act, and each certificate issued to represent any of the Shares shall bear a legend calling attention to the foregoing restrictions and agreements. The Company may require, as a condition of the exercise of the Option, that the Optionee sign such further representations and agreements as it reasonably determines to be necessary or appropriate to assure and to evidence compliance with the requirements of the Act.

     10. NO RIGHTS IN SHARES UNTIL ISSUED. The Optionee shall have no rights as a stockholder with respect to the Shares which may be purchased pursuant to the Option until such Shares are issued to the Optionee.

     11. GOVERNING LAW. THIS AGREEMENT IS ENTERED INTO AND SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

     12. AMENDMENT. The terms and conditions contained in the Consulting Agreement, and as it may be amended from time to time hereafter, are incorporated into and made a part of this Agreement by reference, as if the same were set forth herein in full, and all provisions of the Option are made subject to any and all terms of the Consulting Agreement.

     IN WITNESS WHEREOF, the parties have hereunto affixed their signatures in acknowledgment and acceptance of the above terms and conditions on the date first above mentioned.

                                         MYSTIQUE DEVELOPMENTS, INC.



                                         By: /s/ Kim M. Fuerst
                                             -----------------------------------
                                         Title: President
                                                --------------------------------


                                         OPTIONEE

                                         SAYED CONSULTING, INC.


                                         By: /s/ Waseem Sayed
                                             -----------------------------------
                                         Title: President
                                                --------------------------------